Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2007 Results

  -Net Loss of $0.91 Per Diluted Share versus Prior Year Net Loss of
                       $1.20 Per Diluted Share-

              -Company Revises Guidance for Fiscal 2007-

    YORK, Pa.--(BUSINESS WIRE)--Aug. 23, 2007--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the second quarter of fiscal 2007 ended August 4, 2007.

    For the second quarter of fiscal 2007, the Company reported a net loss of $15.0 million, or $0.91 per diluted share, compared to a net loss of $19.8 million, or $1.20 per diluted share, for the second quarter of fiscal 2006. The Company reported a net loss of $44.3 million, or $2.68 per share, for the twenty-six weeks ended August 4, 2007, compared to a net loss of $30.6 million, or $1.87 per share, for the comparable period last year.

    Comments

    Bud Bergren, President and Chief Executive Officer, commented, "We improved our gross margin rate in the second quarter of 2007 by 310 basis points to 38.0% with the elimination of liquidation events we offered in the second quarter of 2006. We also achieved an EBITDA improvement in the second quarter of approximately 60% over the prior year period. However, the additional sales shortfall reflecting what we believe was a challenging retail environment, along with the planned reduction in our sales of approximately $17.5 million related to last year's liquidation events, reduced our EBITDA and net income below our expectations for the quarter."

    Mr. Bergren continued, "While uncertainty regarding consumer confidence persists, we believe we have the right initiatives in place to achieve our revised guidance for the year and our longer-term objectives. We are encouraged by the strong performance in several key merchandise categories in the first half of the year including children's, better sportswear, juniors, intimate apparel and shoes, and by the customer's positive response to our new fall assortments. We will continue to manage our inventories and control expenses to plan. As we have noted before, fiscal 2007 is a transitional year for Bon-Ton as a result of the ongoing process of integrating Bon-Ton and Carson's; we will not have a fully comparable year until 2008. We remain on track with the integration process in all areas of the business and are intently focused on driving sales and profit for our Company. The integration is a long-term process that we believe has and will add significant value and we remain focused on a successful completion of this process."

    Sales

    For the second quarter of fiscal 2007, total sales decreased 5.1% to $708.6 million compared to $746.8 million for the prior year period. Bon-Ton and Carson's combined comparable stores sales decreased 5.0%.

    Year-to-date total sales increased 10.5% to $1,446.2 million compared to $1,308.5 million for the same period last year. For informational purposes only, year-to-date Carson's comparable store sales decreased 0.2% compared to the prior year period. Year-to-date Bon-Ton comparable store sales decreased 9.0%

    Other Income

    Other income increased to $22.1 million in the second quarter of fiscal 2007, compared to $20.0 million in the prior year period, primarily due to an increase in the program revenue received under the Credit Card Program Agreement ("CCPA") with HSBC Bank Nevada, N.A. ("HSBC"). Year-to-date other income increased to $44.8 million, compared to $34.8 million in the prior year period, primarily due to the inclusion in the first quarter of fiscal 2007 of thirteen weeks of Carson's operations as compared to eight weeks of Carson's operations in the prior year period and an increase in the program revenue received under the CCPA with HSBC.

    Gross Margin

    In the second quarter of fiscal 2007, gross margin dollars increased $8.6 million compared to the prior year period. The gross margin rate in the second quarter increased 3.1 percentage points, to 38.0% of net sales, as compared to 34.9% reported in the prior year period. The increase in the second quarter 2007 gross margin rate primarily reflects the elimination of low-margin liquidation sales of non-go-forward merchandise in the Bon-Ton stores in the second quarter of fiscal 2006. Year-to-date gross margin dollars increased $45.3 million compared to prior year period, primarily due to the inclusion in the first quarter of fiscal 2007 of thirteen weeks of Carson's operations as compared to eight weeks of Carson's operations in the prior year period. The year-to-date gross margin rate decreased 0.3 percentage point to 35.7% of net sales, as compared to 36.0% reported in the prior year period. The year-to-date gross margin rate reflects the negative margin impact of the sales for the first five weeks in the first quarter of fiscal 2007 in the Carson's stores, which were not included in the first quarter results of fiscal 2006.

    Selling, General and Administrative Expenses

    Selling, general and administrative ("SG&A") expenses in the second quarter of fiscal 2007 decreased $2.9 million to $255.5 million as compared to the prior year period. The SG&A expense rate increased
1.5 percentage points to 36.1% of net sales, compared to 34.6% of net sales in the prior year period. Year-to-date SG&A expenses increased $57.5 million compared to the prior year period. The increase in SG&A dollars is primarily attributable to the inclusion in the first quarter of fiscal 2007 of thirteen weeks of Carson's operations as compared to eight weeks of Carson's operations in the prior year period. The year-to-date SG&A expense rate increased by 0.7 percentage point to 35.7% compared to 35.0% in the prior year period. Integration expenses in the first half of fiscal 2007 approximated $3.9 million.

    EBITDA

    EBITDA, defined as net income (loss) before interest, income taxes and depreciation and amortization, increased $13.6 million in the second quarter of fiscal 2007 to $36.1 million compared to $22.5 million in the second quarter of fiscal 2006. Year-to-date EBITDA decreased $2.2 million to $45.5 million compared to $47.7 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles - see Note 1 below.

    Depreciation and Amortization and Amortization of Lease-related
Interests

    Depreciation and amortization expense, including amortization of lease-related interests, in the second quarter of fiscal 2007 increased $3.7 million to $31.6 million compared to $27.9 million in the prior year period, primarily due to the increased expense associated with prior year capital expenditures. Year-to-date depreciation and amortization expense, including amortization of lease-related interests, increased $12.7 million to $59.8 million compared to $47.1 million in the prior year period. The increase in year-to-date depreciation and amortization dollars is primarily attributable to the inclusion in the first quarter of fiscal 2007 of thirteen weeks of Carson's operations as compared to eight weeks of Carson's operations in the prior year period and the increased expense associated with prior year capital expenditures.

    Interest Expense, Net

    Interest expense, net, in the second quarter of fiscal 2007 increased $0.1 million to $27.4 million compared to $27.3 million in the prior year period. Year-to-date interest expense, net, increased $3.7 million to $54.9 million compared to $51.2 million in the prior year period. In the first quarter of fiscal 2006, the Company recorded a charge of $6.8 million reflecting the write-off of fees associated with a bridge facility and the early payoff of the Company's previous debt.

    Guidance

    Keith Plowman, Executive Vice President and Chief Financial Officer, commented, "Based on our lower sales in June and July, which were preceded by lower than anticipated results in the first quarter of fiscal 2007, we are revising our initial guidance for fiscal 2007 earnings per diluted share to be in a range of $2.75 to $2.90 and EBITDA in a range of $305 to $310 million. Assumptions reflected in our revised full year fiscal 2007 guidance include:

    --  Reduced the total sales growth to an increase of 2.5% to 3%;

    --  Reduced the comparable stores sales to a negative 1% to 1.5%;

    --  Reduced the gross margin rate to a range of 36.9% to 37.0%;

    --  Maintained the increase of $8 million in cost savings;

    --  Maintained the reduction of $9.5 million of integration costs;

    -- Maintained capital expenditures of $106 million (net of landlord contributions); and

    --  Maintained estimated weighted average shares outstanding at
        17.00 to 17.35 million."

    Mr. Plowman continued, "We are managing our inventories and expenses in order to achieve our revised earnings guidance for the year. We continue to manage our business in line with our long-term approach and strategies. We have an appropriate debt structure in place, excess capacity of $229.0 million at the end of the second quarter and we expect to continue to pay down our debt with the cash generated by the business."

    The Company's quarterly conference call to discuss second quarter fiscal 2007 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling
(800) 811-8845 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, September 6, 2007. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 6644029.

    The Bon-Ton Stores, Inc. operates 278 department stores, which includes nine furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, deterioration in consumer confidence, additional competition from existing and new competitors, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.

    Note 1: As used in this release, EBITDA is defined as net income
(loss) before interest, income taxes, depreciation and amortization and amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.



              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)  August 4,  February 3,
(Unaudited)                                        2007       2007
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents                      $   21,901  $   24,733
 Merchandise inventories                           757,294     787,487
 Prepaid expenses and other current assets         108,685      84,731
 Deferred income taxes                              17,858      17,858
----------------------------------------------------------------------
   Total current assets                            905,738     914,809
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net of
 accumulated depreciation and amortization of
 $360,263 and $311,160 at August 4, 2007 and
 February 3, 2007, respectively                    877,457     897,886
Deferred income taxes                               76,653      76,586
Goodwill                                            27,824      27,377
Intangible assets, net of accumulated
 amortization of $16,992 and $12,087 at August
 4, 2007 and February 3, 2007, respectively        171,796     176,700
Other long-term assets                              38,304      41,441
----------------------------------------------------------------------
   Total assets                                 $2,097,772  $2,134,799
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable                               $  235,608  $  209,742
 Accrued payroll and benefits                       46,322      68,434
 Accrued expenses                                  141,705     178,642
 Current maturities of long-term debt                5,463       5,555
 Current maturities of obligations under capital
  leases                                             2,010       1,936
 Income taxes payable                                    -      48,086
----------------------------------------------------------------------
   Total current liabilities                       431,108     512,395
----------------------------------------------------------------------
Long-term debt, less current maturities          1,194,500   1,120,169
Obligations under capital leases, less current
 maturities                                         68,420      69,456
Other long-term liabilities                         99,415      86,383
----------------------------------------------------------------------
   Total liabilities                             1,793,443   1,788,403
----------------------------------------------------------------------
Shareholders' equity:
 Preferred Stock - authorized 5,000,000 shares
  at $0.01 par value; no shares issued                   -           -
 Common Stock - authorized 40,000,000 shares at
  $0.01 par value; issued shares of 14,564,744
  and 14,469,196 at August 4, 2007 and February
  3, 2007, respectively                                146         145
 Class A Common Stock - authorized 20,000,000
  shares at $0.01 par value; issued and
  outstanding shares of 2,951,490 at August 4,
  2007 and February 3, 2007                             30          30
 Treasury stock, at cost - 337,800 shares at
  August 4, 2007 and February 3, 2007              (1,387)     (1,387)
 Additional paid-in-capital                        134,869     130,875
 Accumulated other comprehensive income              1,115       1,189
 Retained earnings                                 169,556     215,544
----------------------------------------------------------------------
   Total shareholders' equity                      304,329     346,396
----------------------------------------------------------------------
   Total liabilities and shareholders' equity   $2,097,772  $2,134,799
----------------------------------------------------------------------




              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS

                              THIRTEEN               TWENTY-SIX
                             WEEKS ENDED             WEEKS ENDED
                       -----------------------------------------------
(In thousands except
 share and per share
 data)                  August 4,   July 29,    August 4,   July 29,
(Unaudited)               2007        2006        2007        2006
----------------------------------------------------------------------

Net sales              $   708,620 $   746,772 $ 1,446,181 $ 1,308,546
Other income                22,117      19,974      44,763      34,787
----------------------------------------------------------------------
                           730,737     766,746   1,490,944   1,343,333
----------------------------------------------------------------------

Costs and expenses:
 Costs of merchandise
  sold                     439,198     485,933     929,870     837,513
 Selling, general and
  administrative           255,480     258,361     515,612     458,141
 Depreciation and
  amortization              30,239      26,823      57,199      45,337
 Amortization of lease-
  related interests          1,332       1,046       2,561       1,748
----------------------------------------------------------------------
Income (loss) from
 operations                  4,488     (5,417)    (14,298)         594
Interest expense, net       27,429      27,285      54,898      51,153
----------------------------------------------------------------------

Loss before income
 taxes                    (22,941)    (32,702)    (69,196)    (50,559)
Income taxes               (7,966)    (12,927)    (24,922)    (19,949)
----------------------------------------------------------------------

Net loss               $  (14,975) $  (19,775) $  (44,274) $  (30,610)
----------------------------------------------------------------------

Per share amounts -
 Basic:
           Net loss    $    (0.91) $    (1.20) $    (2.68) $    (1.87)
----------------------------------------------------------------------

 Basic weighted average
  shares outstanding    16,498,320  16,430,971  16,490,038  16,410,467

 Diluted:
           Net loss    $    (0.91) $    (1.20) $    (2.68) $    (1.87)
----------------------------------------------------------------------

 Diluted weighted
  average shares
  outstanding           16,498,320  16,430,971  16,490,038  16,410,467



Other financial data:
EBITDA (1)             $    36,059 $    22,452 $    45,462 $    47,679




(1) EBITDA Reconciliation
      The following table reconciles net income to EBITDA for the periods indicated:

                                    THIRTEEN           TWENTY-SIX
                                   WEEKS ENDED         WEEKS ENDED
                               ---------------------------------------
(In thousands)                 August 4, July 29,  August 4, July 29,
(Unaudited)                      2007      2006      2007      2006
----------------------------------------------------------------------

Net loss                       $(14,975) $(19,775) $(44,274) $(30,610)
Adjustments:
 Income taxes                    (7,966)  (12,927)  (24,922)  (19,949)
 Interest expense, net            27,429    27,285    54,898    51,153
 Depreciation and amortization 30,239 26,823 57,199 45,337 Amortization of lease-related
  interests                        1,332     1,046     2,561     1,748
----------------------------------------------------------------------

EBITDA                         $  36,059 $  22,452 $  45,462 $  47,679
----------------------------------------------------------------------

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr, 717-751-3071
             Vice President
             Public and Investor Relations
             mkerr@bonton.com